Exhibit 10.46

EXECUTION VERSION

AMENDMENT AGREEMENT NO. 2

TO

UNIT REDEMPTION AGREEMENT

This AMENDMENT AGREEMENT NO. 2 TO UNIT REDEMPTION AGREEMENT (this “Amendment”), dated as of March 18, 2010 (the “Amendment Effective Date”), is entered into by and between FIRST WIND HOLDINGS, LLC (the “Company”) and UPC WIND PARTNERS II, LLC (“UPC Holding”).

RECITALS

WHEREAS, the Company and UPC Holding entered into that certain Unit Redemption Agreement, dated April 28, 2006, as amended by that certain Amendment Agreement to Unit Redemption Agreement, dated December 12, 2008 (the “Unit Redemption Agreement”); and

WHEREAS, the Company and UPC Holding wish to amend the Unit Redemption Agreement to change certain terms relating to Contingent Payments.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENT TO THE UNIT REDEMPTION AGREEMENT

Section 1.1                        Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Unit Redemption Agreement.

Section 1.2                        Amendment to Unit Redemption Agreement. The definition of “Release Event” in Section 1.3(a) is hereby deleted in its entirety and replaced with the following:

“Release Event” means the occurrence of all of the following: (i) the closing after March 2, 2010 of (A) one or more corporate letter of credit facility(ies) the aggregate binding commitment of which is $30,000,000 or more and each of which facility is available for drawings of letters of credit for the benefit of all of First Wind Holdings and its Affiliates (it being understood, however, that any letter of credit facility that is solely available for specific projects or Affiliates does not qualify under this clause (A), but a corporate letter of credit facility that contains an availability sublimit with respect to certain projects or Affiliates would qualify under this clause (A)) or (B) a Subject Disposition or one or more equity or debt (junior to the Lenders, as applicable to the borrowing entity, on terms substantially similar to those set forth in the Parent Guaranty) financings resulting in Net Cash Proceeds of (I) prior to repayment of the Corresponding Term Loans with respect to the Oakfield Project (as defined in the FWA Note), $75,000,000 or more in the aggregate for all such transactions and (II) on and after the repayment of the Corresponding Term Loans with respect to the Oakfield Project, $30,000,000 or more in the aggregate for all such transactions; provided that all Net Cash Proceeds of such Subject Disposition, project financing, or equity or junior debt financing under this clause (B) are (x) received by First Wind Holdings (or the resulting parent entity pursuant to a reorganization entered into in connection with such initial public offering), and (y) deposited into accounts of First Wind Holdings, subject to the liens granted by the security agreements in respect of the First Wind Holdings Loan Agreement; and (ii) the Administrative Agent shall have received a repayment in respect of outstanding Corresponding Term Loans under the FWA Note (as defined below) in an amount such that, after giving effect to such repayment, the aggregate outstanding principal amount of such Corresponding Term Loans for each Turbine thereunder is equal to or less than the applicable maximum loan amount per kilowatt of capacity of each Turbine that may be outstanding as of the immediately preceding applicable date as set forth in the applicable column on Schedule 11 of the FWA Note, upon which repayment the portion of the Term Loan Commitment shall be terminated pursuant to Section 2.l(c)(ii) of the FWA Note. All capitalized terms used in this definition of Release Event shall have the meaning assigned to such terms in that certain Fourth Amended and Restated Promissory Note, dated as of July 17, 2009, by and among First Wind Acquisition, LLC, HSH Nordbank AG, New York Branch, and the Lenders party thereto (as amended from time to time, the “FWA Note”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF UPC HOLDING

UPC Holding represents and warrants as of the Amendment Effective Date to the Company as follows:

Section 2.1                        Organization, Power and Authority. UPC Holding is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and the execution, delivery and performance by UPC Holding of this Amendment have been duly authorized by all necessary action.

Section 2.2                        Authorization. UPC Holding has all requisite limited liability company power and authority to execute and deliver this Amendment and to carry out the provisions of this Amendment. All limited liability company action on the part of UPC Holding and its officers, managers and members necessary for the authorization, execution and delivery of this Amendment, and the performance of all obligations of UPC Holding hereunder, has been taken. This Amendment has been duly and validly executed and delivered and constitutes, assuming this Amendment has been duly authorized, executed and delivered by the other party hereto, valid and legally binding obligations of UPC Holding, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 2.3                        No Conflicts. The execution, delivery and performance by UPC Holding of this Amendment and the transactions contemplated hereby will not (a) conflict with or result in, with or without the passage of time or giving of notice or both, any breach, default or loss of rights under, or acceleration of, or give rise to any right of termination, rescission, acceleration or modification under, any mortgage, indenture, contract, lease, agreement, charter document (including the Limited Liability Company Agreement of UPC Holding), instrument, judgment, decree, order, writ, statute, rule or regulation, license or permit or (b) result in the creation of any Liens upon any of the properties or assets of UPC Holding.

Section 2.4                        Litigation. There is no action, suit, claim, proceeding, investigation or other legal, administrative or arbitrational proceeding pending or, to the knowledge of UPC Holding, threatened against UPC Holding or its affiliates, or against any officer, manager or director of UPC Holding or its affiliates nor, to the knowledge of UPC Holding, has there occurred any event nor does there exist any condition on the basis of which any material litigation, proceeding or investigation might properly be instituted, in each case related to the transactions contemplated hereby. Neither UPC Holding nor any of its affiliates is a party or subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality relating to the transactions contemplated hereby.

Section 2.5                        Acknowledgement. UPC Holding acknowledges that it has made its own analysis of the fairness of the transactions contemplated hereby and has not relied on any advice or recommendation by the Company or its members, managers, officers or affiliates with respect to its decision to enter into this Amendment and to consummate the transactions contemplated hereby. UPC Holding has had sufficient opportunity to investigate and review the business, management and financial affairs of the Company, and has had sufficient access to management of the Company, before its decision to enter into this Amendment. UPC Holding acknowledges that, in connection with its entry into this Amendment and consummation of the transactions contemplated hereby, (i) UPC Holding has not relied on any representations or warranties of the Company, or any member, manager, officer, affiliate or representative of the Company, except for the representations or warranties of the Company set forth in Article III and (ii) UPC Holding has made an independent decision regarding the agreements set forth herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to UPC Holding as of the Amendment Effective Date as follows:

Section 3.1                        Organization, Power and Authority. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and the execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary action.

Section 3.2                        Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Amendment and to carry out the provisions of this Amendment. All limited liability company action on the part of the Company and its officers, managers and members necessary for the authorization, execution and delivery of this Amendment, and the performance of all obligations of the Company hereunder, has been taken. This Amendment has been duly and validly executed and delivered and constitutes, assuming this Amendment has been duly authorized, executed and delivered by the other party hereto, valid and legally binding obligations of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3                        No Conflicts. The execution, delivery and performance by the Company of this Amendment and the transactions contemplated hereby will not (a) conflict with or result in, with or without the passage of time or giving of notice or both, any breach, default or loss of rights under, or acceleration of, or give rise to any right of termination, rescission, acceleration or modification under, any mortgage, indenture, contract, lease, agreement, charter document (including the LLC Agreement), instrument, judgment, decree, order, writ, statute, rule or regulation, license or permit or (b) result in the creation of any Liens upon any of the properties or assets of the Company.

Section 3.4                        Litigation. There is no action, suit, claim, proceeding, investigation or other legal, administrative or arbitrational proceeding pending or, to the knowledge of the Company, threatened against the Company or its affiliates, or against any officer, manager or director of the Company or its affiliates nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any material litigation, proceeding or investigation might properly be instituted, in each case related to the transactions contemplated hereby. Neither the Company nor any of its affiliates is a party or subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality relating to the transactions contemplated hereby.

Section 3.5                        Acknowledgement. The Company acknowledges that it has made its own analysis of the fairness of the transactions contemplated hereby with respect to its decision to enter into this Amendment and to consummate the transactions contemplated hereby. The Company acknowledges that, in connection with its entry into this Amendment and consummation of the transactions contemplated hereby, (i) the Company has not relied on any representations or warranties of UPC Holding, or any member, manager, officer, affiliate or representative of UPC Holding, except for the representations or warranties of UPC Holding set forth in Article II and (ii) the Company has made an independent decision regarding the agreements set forth herein.

ARTICLE IV

SURVIVAL AND REMEDIES

Section 4.1                            Survival. All representations and warranties contained in this Amendment shall survive the execution and delivery hereof.

Section 4.2                        Remedies Cumulative. The remedies provided for in this Article IV shall be cumulative and shall not preclude assertion by the indemnified parties of any other rights or the seeking of any other remedies against the indemnifying parties.

ARTICLE V

MISCELLANEOUS

Section 5.1                        Unit Redemption Agreement. All of the terms and conditions of the Unit Redemption Agreement, including the Non-Competition Agreement referred to therein, that are not expressly amended by this Amendment shall remain in full force and effect.

Section 5.2                                      Conversion of Ownership. UPC Holding covenants and agrees that upon request by the Company in connection with, and upon the closing of, a Qualified Public Offering (as defined in the LLC Agreement), UPC Holding will transfer all of its Units and other Membership Interests it may hold at the time of such request in the Company directly to Paul Gaynor and Tim Rosenzweig, pro rata to their membership interests in UPC Holding and at par value of such Units and Membership Interests.

Section 5.3                        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 5.4                        Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

Section 5.5                        Waiver and Release. The parties hereto covenant and agree that this Amendment is entered into to resolve any current or prior default by either party in connection with the payment of Contingent Payments pursuant to the Unit Redemption Agreement and such parties hereby release, discharge and covenant not to sue each other or their respective affiliates, members, managers, officers, subsidiaries or successors and each of their respective affiliates in respect to any matter relating to payment or non-payment of a Contingent Payment that has arisen in whole or in part prior to the date hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, UPC Holdings and the Company have caused this Amendment to be duly executed and delivered as of the date first set forth above.

UPC WIND PARTNERS II, LLC, a Delaware limited liability company

By:	/s/ Brian Caffyn
	Name:	Brian Caffyn
	Title:	President

FIRST WIND HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Michael U. Alvarez
	Name:	Michael U. Alvarez
	Title:	President/COO/CFO